Exhibit 5.2
353 NORTH CLARK STREET CHICAGO ILLINOIS 60654-3456

August 3, 2018

General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, Virginia 22042-4513

Re: General Dynamics Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to General Dynamics Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register (i) 5,000,000 additional shares of common stock, $1.00 par value per share, of the Company ( “Common Stock”) which may be issuable pursuant to the General Dynamics Corporation 401(k) Plan 5.0 (the “5.0 Plan”) and (ii) 3,000,000 additional shares of Common Stock which may be issuable pursuant to the General Dynamics Corporation 401(k) Plan for Represented Employees (the “Represented Employees Plan” and, collectively with the 5.0 Plan, the “Plans”) and (ii) an indeterminate amount of plan interests under each of the Plans.

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including without limitation (i) the General Dynamics Corporation 401(k) Plan 5.0 As Amended and Restated Effective as of January 1, 2017, and amendments thereto adopted December 30, 2016, December 29, 2017, and July 24, 2018, and (ii) the General Dynamics Corporation 401(k) Plan for Represented Employees As Amended and Restated Effective as of January 1, 2017, and amendments thereto adopted December 29, 2017.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that (i) the provisions of the written documents constituting the 5.0 Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertaining to such provisions and (ii) the provisions of the written documents constituting the Represented Employees Plan are in compliance with the requirements of ERISA pertaining to such provisions.

Our opinion expressed above is based exclusively on the Plans as they are constituted as of the date hereof and on the requirements of ERISA in effect as of the date hereof.

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

CHICAGO LONDON LOS ANGELES NEW YORK WASHINGTON, DC	WWW.JENNER.COM

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should any of the Plans be revised or should ERISA or the requirements thereunder be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP